                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-36276




PROSPECTUS

                                 MAREX.COM, INC.

                        3,230,762 SHARES OF COMMON STOCK
                                ($0.01 PAR VALUE)

                            -------------------------


         The selling shareholders are offering up to an aggregate of 3,230,762 shares of our common stock. The selling shareholders may obtain their shares of common stock by converting preferred stock issued to them in a private placement in order to receive their underlying shares of common stock.

         We will not receive any proceeds from the sale of common stock by the selling shareholders under this prospectus.

         Our common stock is traded on the over-the-counter bulletin board of the National Association of Securities Dealers under the symbol "MRXX." On May 3, 2000, the average of the high and low sales prices of our common stock as reported by the bulletin board was $16.625 per share.

         The selling shareholders have indicated to us that they presently intend to retain ownership of a substantial portion of their shares of common stock. However, the selling shareholders may offer the shares through public or private transactions, on or off the bulletin board, at prevailing market prices or at privately negotiated prices. The selling shareholders may make sales directly to purchasers or through agents, dealers or underwriters.

                            -------------------------


         YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                            -------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

                   THE DATE OF THIS PROSPECTUS IS MAY 26, 2000


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         YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE
HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SHAREHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THE PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----

Prospectus Summary........................................................3

Risk Factors..............................................................4

Forward-Looking Statements................................................8

Use of Proceeds...........................................................8

Selling Shareholders......................................................9

Plan of Distribution.....................................................10

Description of Securities................................................11

Legal Matters............................................................12

Experts..................................................................12

Where You Can Find More Information......................................12



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                               PROSPECTUS SUMMARY

         This summary highlights selected information and does not contain all the information that is important to you. You should carefully read this prospectus and the documents we have referred you to in "Where You Can Find More Information" on page 12 for more information about our company and our financial statements. In this prospectus, references to "Marex.com," "we," "our" and "us" refer to Marex.com, Inc.

GENERAL

         THE COMPANY

         We operate one of the leading internet sites for the purchase and sale, between businesses, of products related to the marine industry. Suppliers, boat builders, boat repairmen, dealers and distributors who become members of our system are able to use our internet site as a channel to efficiently buy or sell marine related goods.

         The first service we established was our internet trading exchange, for which we began registering members in November 1998. The exchange allows buyers and sellers worldwide to solicit quotes online for the purchase or sale of equipment, parts and supplies. Members can continuously check the best available prices as bids to buy and sell are posted on the site on a real-time basis. This allows buyers to take advantage of spot market pricing on items which may be overstocked or unseasonal and also allows sellers to efficiently dispose of excess or slow moving inventory. We have recently refined our trading exchange into an automated system that is divided into auction and classified capabilities. Members have the option of electing to list items for a fixed price in the classified section or to participate in an auction environment. As of the date of this prospectus, we are in the preliminary stages of development and have had no material revenues and a limited number of transactions by members.

         RECENT EVENTS

         PRIVATE PLACEMENT OF SERIES A1 CONVERTIBLE PREFERRED STOCK. We recently completed a private offering of 420,000 shares of our series A1 convertible preferred stock for gross proceeds of $42,000,000. We intend to use the proceeds generated by the offering for general corporate purposes. The shares of our common stock issuable upon conversion of the preferred stock are those offered by the selling shareholders in this prospectus.

         STRATEGIC RELATIONSHIP AGREEMENT WITH GENMAR HOLDINGS, INC. On April 26, 2000, we entered into a Strategic Relationship Agreement with Genmar Holdings, Inc. This agreement provides that we will develop and maintain, as a part of our website, a system that Genmar has agreed to use exclusively for its electronic purchases of marine related materials, components and equipment. The term of the agreement is ten (10) years, subject to any early termination in accordance with the terms of the agreement. In consideration for these services, Genmar will pay transaction fees to us based upon transactions completed by Genmar through our online procurement system. As a part of this transaction, Genmar received and has the right to receive warrants exercisable for shares of our common stock.

         We were incorporated in Florida in September 1992 as Florida Marine Management, Inc., changed our name to Affiliated Networks, Inc. on April 19, 1995, and then to Marex.com, Inc. on November 17, 1999. Our executive offices are located at 2701 South Bayshore Drive, 5th floor, Miami, Florida 33133. Our telephone number is (305) 285-2003.



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                                  RISK FACTORS

         WE URGE YOU TO CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS THE OTHER INFORMATION IN THIS PROSPECTUS AND IN THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE.

WE HAVE A LIMITED OPERATING HISTORY ON WHICH TO BASE AN INVESTMENT DECISION.

         Even though Marex.com was founded in 1992, we did not launch the internet marine exchange until November 1998. As a result, we have a limited operating history for you to evaluate our e-commerce business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as business-to-business, also called B2B, e-commerce.

WE HAVE A HISTORY OF LOSSES AND MAY NEVER BECOME PROFITABLE.

         We have incurred losses from operations in each period since our inception. We expect to incur substantial operating losses and have continued negative cash flows from operations for the foreseeable future. We expect to significantly increase our spending on sales and marketing, product development, and general and administrative expenses. In addition, we have no material revenues to date. We cannot assure you that we will ever generate significant revenues. If our revenues do not increase substantially or if our expenses increase further than we expect, we may never become profitable.

OUR QUARTERLY OPERATING RESULTS ARE VOLATILE AND COULD AFFECT OUR STOCK PRICE.

         Due to our limited operating history and absence of material revenues, we believe that period-to-period comparisons of revenues and results of operations are not meaningful. The fluctuations in our operating results may fall below the expectations of investors and securities analysts. Our failure to meet these expectations will likely cause a significant decline in the market price of our stock.

THE BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE MODEL IS NOT PROVEN AND MAY NOT
   BECOME WIDELY ACCEPTED.

         Our B2B e-commerce model is based on the expansion of the exchange and the launch of our other procurement solutions for B2B e-commerce within the marine industry. This business model is new and not proven and depends upon our ability to, among other things:

         o  sell purchasing solutions to marine industry participants;

         o  achieve high rates of adoption by customers; and

         o generate significant revenues from the use of our internet-based solutions.

         We cannot be certain that the business model will be successful, that it can achieve or sustain revenue growth, or that it can generate any profits. The success of this business model will require, among other things, that we develop and market solutions with broad market acceptance by users and strategic partners. We cannot be certain that B2B e-commerce on the internet, our e-commerce solution, or our services and brand in particular, will achieve broad market acceptance.

IF WE FAIL TO RELEASE NEW AND SUCCESSFUL E-COMMERCE SOLUTIONS ON A TIMELY BASIS,
   OUR BUSINESS WILL BE ADVERSELY AFFECTED.

         We plan to introduce new e-commerce solutions to service the requirements of marine industry participants and to increase the potential transaction volumes. If we fail to introduce new products on a timely basis, we may experience supplier and buyer dissatisfaction which will adversely affect our business. In addition, any new product that does not achieve market acceptance may cause damage to our reputation or brand name.



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COMPETITION COULD HAMPER OUR ABILITY TO EXPAND OUR MEMBER BASE, RESULTING IN
   INSUFFICIENT REVENUES, WHICH WOULD ADVERSELY AFFECT OUR BUSINESS.

         We perceive competition to be intense and we expect it to increase significantly in the future. We face competition from other companies with e-commerce offerings as well as traditional suppliers and distributors of marine products and marine companies that have or may develop their own online solutions. In addition, providers of online marketplaces and online auction services that currently focus on other industries may expand their services to include marine products. Our competitors and potential competitors may develop superior internet solutions that achieve greater market acceptance than the Marex.com solution. In addition, substantially all of our prospective customers have established long-standing relationships with some competitors and potential competitors. We cannot be certain that we can compete successfully against current and future competitors.

OUR MARKET IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGES AND OUR FAILURE TO
   SUCCESSFULLY RESPOND TO THESE CHANGES COULD HAVE AN ADVERSE AFFECT ON US.

         The market for e-commerce solutions is characterized by rapid technological advances, evolving standards in the internet and software markets, changes in customer requirements and frequent new product and service introductions and enhancements. As a result, we believe that our future success depends upon our ability to enhance current internet-based solutions and services, to develop and introduce new solutions and services that will achieve market acceptance, and where necessary, to integrate internet-based solutions with customers' systems. If we do not adequately respond to the need to develop and introduce new solutions or services, then our business will be negatively affected. Further, we may incur significant expense to integrate purchasing solutions with customers' systems and to maintain this integration as customers' systems evolve. Failure to provide this integration may delay or altogether dissuade the marine market or a particular customer from adopting our internet-based solutions.

OUR BUSINESS WILL SUFFER IF WE FAIL TO MANAGE OUR GROWTH.

         Our growth has placed, and is expected to continue to place, a significant demand on our sales, marketing, managerial, operational, information technology and other resources. If we cannot manage our growth effectively, our business will be adversely affected. We expect to need a significant number of new employees to expand our business. Our current information systems, procedures and controls may not support expanded operations and may hinder our ability to take advantage of the market for e-commerce purchasing solutions to the marine industry. Also, as we hire additional people, the newly assembled teams may not be able to work well together as a cohesive unit.

OUR BUSINESS IS DEPENDENT ON RETAINING AND HIRING QUALIFIED PERSONNEL.

         Competition for senior management, experienced sales and marketing personnel, software developers, and other employees is intense, and we cannot be certain that we will be successful in attracting and retaining personnel. We have experienced difficulty from time to time in hiring the personnel necessary to support the growth of our business, and we may experience similar difficulty in hiring and retaining personnel in the future. The loss of the services of any executive officers or key employees could have a negative effect on the business. Failure to obtain or retain the services of necessary executive officers or key employees may not support existing or expanded operations, and may hinder our ability to take advantage of the market for e-commerce purchasing solutions to the marine industry.

WE EXPECT THE PRICE OF OUR COMMON STOCK TO BE VOLATILE.

         The market price of our common stock may fluctuate significantly in response to a number of factors, some which are beyond our control, including the following:

         o  quarterly variations in operating results;

         o  changes in market valuation of internet commerce companies;



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         o  announcements of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

         o loss of a major customer or strategic partner, or failure to complete a sale to a significant customer;

         o  additions or departures of any key personnel;

         o  future sales of our common stock; and

         o stock market price and volume fluctuations, particularly in light of the recent volatility of the stock markets.

OUR GROWTH MIGHT BE INHIBITED IF WE BECOME SUBJECT TO SALES OR OTHER TAXES.

         The tax treatment of the internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by some foreign governments that could impose taxes on the sale of goods and services and other internet activities. A recently enacted federal law places a temporary moratorium on some types of taxation on internet commerce. We cannot predict the effect of current attempts at taxing or regulating commerce over the internet. Any legislation that substantially impairs the growth of e-commerce could have a material adverse effect on our business, financial condition and operating results.

THE DEGREE OF LIQUIDITY OF OUR COMMON STOCK WILL BE AFFECTED BY OUR ABILITY TO
   BECOME AND MAINTAIN OUR LISTING ON THE NASDAQ STOCK MARKET.

         Currently, our common stock is being quoted on the OTC Bulletin Board. We have applied for listing on The Nasdaq Stock Market. In order to become listed on Nasdaq, and to maintain our listing on Nasdaq, we will have to meet and maintain minimum thresholds, potentially including net tangible asset or market capitalization and minimum public float, as well as other requirements. If we are not able to meet the requirements to become listed, or if we fail to meet the maintenance requirements, we will continue to, or resume, being traded on the OTC Bulletin Board. Generally, being traded on the OTC Bulletin Board results in impaired liquidity not only as a result of decreased trading volume, but also due to delays in the timing of transactions, reduction in security analyst and news media coverage, and potential damage to our reputation.

SECURITY PROBLEMS MAY INHIBIT THE GROWTH OF INTERNET-BASED PURCHASING SOLUTIONS,
   WHICH MAY HAVE AN ADVERSE AFFECT ON OUR BUSINESS AND RESULT IN LIABILITY.

         A significant barrier to the adoption of e-commerce is the secure transmission of confidential information over public networks. Users generally are concerned with security and privacy on the internet and any publicized security problems could inhibit the growth of the internet, and therefore inhibit the Marex.com solution as a means of conducting transactions. If there is a breach in our security system, we could:

         o  lose members;

         o  face liability for any losses suffered by members; and

         o be required to incur significant expenditures to protect against security breaches.

SYSTEM FAILURE MAY CAUSE INTERRUPTION OF OUR SERVICES.

         The performance of our server and networking hardware and software infrastructure is critical to our business and reputation, and affects our ability to process transactions, provide high quality customer service and attract and retain customers, suppliers, users and strategic partners. Currently, our primary infrastructure and systems are located in Atlanta, Georgia, with a redundant site at our headquarters in Miami, Florida. Any disruption that effects both systems, whether from a natural disaster or other event, could result in an interruption in service, fewer transactions and, if sustained or repeated, could impair our reputation and the attractiveness of our services.



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WE MAY REQUIRE ADDITIONAL CAPITAL AND MAY NOT HAVE ACCESS TO THAT CAPITAL.

         We believe that our current capital is sufficient to meet anticipated needs for working capital and capital expenditures for at least the next 12 months. However, if our revenues fall short of our projections or our expenses exceed our expectations, including any decision to acquire complementary businesses, technologies or services, we may need additional capital. It is possible that we may not be able to raise additional capital when needed, on terms that are favorable to us, or at all. If we are unable to raise additional capital when needed, we may be required to cease or significantly curtail our operations. Furthermore, any additional financing may result in dilution to our shareholders.

OUR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD ADVERSELY AFFECT
   OUR BUSINESS.

         Our intellectual property is important to us. We seek to protect intellectual property through copyrights, trademarks, trade secrets, confidentiality provisions in customer, supplier and strategic relationship agreements, nondisclosure agreements with third parties, employees and contractors. We cannot assure that measures we take to protect intellectual property will be successful or that third parties will not develop alternative purchasing solutions that do not infringe upon our intellectual property. In addition, we could be subject to intellectual property infringement claims by others. Failure to protect against misappropriation of intellectual property, or claims that we are infringing the intellectual property of third parties could have a negative effect on our financial condition and results of operations.

POTENTIAL GOVERNMENTAL REGULATION OF THE INTERNET AND ONLINE COMMERCE COULD HARM
   OUR BUSINESS.

         Due to the increasing popularity and use of the internet and other online services, various regulatory authorities are considering laws and regulations with respect to the internet or other online services. These laws may cover issues such as user privacy, pricing, content copyrights, and quality of services. Furthermore, the growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on companies like us conducting business online. The adoption of any additional laws or regulations may decrease the growth of the internet or other online services, which could, in turn, decrease the demand for our systems and services and increase our cost of doing business. Moreover, the applicability to the internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve. In addition, as our services are available over the internet in multiple states and foreign countries, and as we have numerous members residing in these states and foreign countries, these jurisdictions may claim that our company is required to qualify to do business as a foreign corporation in each state and foreign country. Failure by our company to qualify as an out-of-state or "foreign" corporation in a jurisdiction where it is required to do so could subject our company to taxes and penalties for the failure to qualify. Our business could be harmed by any of these new legislations or regulations, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the applications of existing laws and regulations to the internet and other online services.

OUR RESULTS OF OPERATIONS WILL FLUCTUATE BASED ON THE CYCLICAL NATURE OF THE
   MARINE INDUSTRY.

         Our business is seasonal due to the impact of the buying and selling patterns of the members that utilize our system. We believe that the second and third quarters are the peak periods for the recreational marine industry. In addition, the recreational marine industry is highly cyclical and is highly affected by a number of factors, including the following:

         o  economic conditions,

         o  consumer confidence levels, and

         o  weather conditions.

SOME PROVISIONS OF FLORIDA LAW COULD MAKE IT DIFFICULT OR PREVENT A TAKEOVER
   OF OUR COMPANY.

         The State of Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of specified thresholds will




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not possess any voting rights unless those voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested directors or shareholders of specified transactions between a public corporation and holders of more than 1.0% of the outstanding voting shares of the corporation (or their affiliates). In addition our articles of incorporation authorize the issuance of up to 1,000,000 shares of "blank check" preferred stock, of which 430,000 have been designated as series A1 convertible preferred stock, with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors may, without shareholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of additional shares of preferred stock could

         o make the possible takeover of our company or the removal of our management more difficult,

         o discourage hostile bids for control of our company in which shareholders may receive premiums for their common stock,

         o adversely affect the voting and other rights of the holders of the common stock, and

         o result in a decrease in the value or market price of our common stock.

FUTURE SALES OF OUR COMMON STOCK COULD DEPRESS OUR STOCK PRICE.

         As of May 3, 2000, 6,423,806 shares of our common stock were issued and outstanding. Of these shares, 2,233,489 shares were freely tradeable without restriction or further registration under the Securities Act unless held by an "affiliate" of ours. The remaining 4,190,317 shares of our common stock are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, and may be sold only if registered under the Securities Act or sold in accordance with Rule 144 or another exemption from registration under the Securities Act. No prediction can be made as to the effect, if any, that sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of our common stock may be sold in the public market, particularly at prices below prevailing market prices, may adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

                           FORWARD-LOOKING STATEMENTS

         This prospectus, including the information incorporated by reference, contains forward-looking statements within the meaning of Federal securities law. Terminology such as "may," "will," "expect," "anticipate," "believe," "estimate," "continue," "predict," or other similar words identify forward-looking statements. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectation about, among other things, (1) trends affecting the industry in which we operate, as well as the industries we service and (2) our business and growth strategies, including potential acquisitions. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including those set forth in "Risk Factors."

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders under this prospectus. We have agreed to pay all of the expenses, estimated to be approximately $55,000, related to this offering.




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                              SELLING SHAREHOLDERS

         The following table provides information regarding the beneficial ownership of shares of common stock which can be obtained by the selling shareholders by converting shares of convertible preferred stock or exercising warrants held by them within 60 days of the date of this prospectus, and as adjusted to reflect the sale of all of their shares, except as otherwise provided with respect to Genmar Holdings, Inc. The information regarding ownership of shares of common stock after the offering assumes that all of the shares registered under this prospectus have been sold. The selling shareholders may actually sell all, some or none of the shares held by them. We have assumed conversion of the preferred stock into common stock at the rate of 7.69 shares of common stock for each share of preferred stock. Under the terms applicable to the preferred stock, except in some circumstances, no holder's preferred stock can convert or be converted into common stock if such conversion would result in that holder, together with its affiliates, holding greater than 4.99% of our outstanding common stock after the conversion.

                                                   OWNERSHIP OF SHARES                        OWNERSHIP OF SHARES
                                                     OF COMMON STOCK                            OF COMMON STOCK
              NAME AND ADDRESS                      PRIOR TO OFFERING         NUMBER OF         AFTER OFFERING
                 OF SELLING                       -----------------------      SHARES        -----------------------
                SHAREHOLDERS                      SHARES       PERCENTAGE      OFFERED       SHARES       PERCENTAGE
                ------------                      ------       ----------      -------       ------       ----------
Brown Simpson Strategic Growth Fund,
   Ltd..................................        1,000,000           13.47%    1,000,000             0        0
   152 West 57th Street, 40th Floor
   New York, NY 10019

Brown Simpson Strategic Growth Fund,
   L.P..................................          538,460            7.73       538,460             0        0
   152 West 57th Street, 40th Floor
   New York, NY 10019

Royal Bank of Canada ...................          384,614            5.65       384,614             0        0
   c/o RBC Dominion Securities Corporation
   One Liberty Plaza - 2nd Floor
   165 Broadway
   New York, NY 10006-1404

LBI Group, Inc..........................          384,614            5.65       384,614             0        0
   c/o Lehman Brothers, Inc.
   3 World Financial Center
   New York, NY 10285

Genmar Holdings, Inc....................        1,595,927           19.90       153,846     1,442,081       18.33%
   100 South 5th Street, Suite 400
   Minneapolis, MN 55402

Marshall Marex L.P......................          384,614            5.65       384,614             0        0
   901 North Third Street
   Minneapolis, MN 55401

Ford Allen Fund - I, L.P ...............          384,614            5.65       384,614             0        0
   550 Brickell Ave., Penthouse II
   Miami, FL 33131


Except as set forth below, none of these selling shareholders have held any position or office or had any other material relationship with us or any of our affiliates within the last three years.

         o We have entered into a Strategic Relationship Agreement with Genmar Holdings, Inc. Under this agreement, we will develop and maintain, as a part of our website, a system Genmar has agreed to use exclusively for its electronic purchases of marine related products.



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                              PLAN OF DISTRIBUTION

GENERAL

         We are registering the shares of common stock on behalf of the selling shareholders. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by us, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares which will be borne by the selling shareholders. Sales of shares may be effected by selling shareholders from time to time in one or more types of transactions, which may include block transactions, in the over-the-counter market, on a national securities market or quotation system, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of these methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares by the selling shareholders.

         The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with selling shareholders. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to those broker-dealers or other financial institutions of shares offered by this prospectus, which shares those broker-dealer or other financial institution may resell pursuant to this prospectus, as amended or supplemented to reflect these transactions.

         The selling shareholders may make these transactions by selling shares directly to purchasers or to or through broker-dealers, who may act as agents or principals. Those broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling shareholders and/or the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

         The selling shareholders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act. Any commissions received by the broker-dealers or any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against various liabilities, including liabilities arising under the Securities Act.

         Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

         Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

         o the name of that selling shareholder and of the participating broker-dealer(s);


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         o  the number of shares involved;

         o  the initial price at which these shares were sold;

         o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

         o that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o  other facts material to the transactions.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 25,000,000 shares of common stock, $.01 par value, and 1,000,000 shares of preferred stock, $.01 par value.

         COMMON STOCK

         As of May 3, 2000, there were 6,423,806 shares of common stock outstanding that were held of record by approximately 125 shareholders.

         The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to any preferential rights of any outstanding preferred stock holders, the holders of the common stock are entitled to receive dividends on a pro rata basis, if any, declared from time to time by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, subject to any preferential rights of preferred stock holders, the holders of our common stock are entitled to share on a pro rata basis in all assets remaining after payment of liabilities. Our common stock has no preemptive or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and nonassessable.

         PREFERRED STOCK

         Our board of directors has the authority to designate and issue 1,000,000 shares of preferred stock in one or more classes or series, with the shares of each class or series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions as shall be determined by the board of directors with no further vote or action being taken by the shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting power of the holders of the common stock.

         Of the 1,000,000 authorized shares of preferred stock, 430,000 shares have been designated series A1 convertible preferred stock. As of the date of this prospectus, 420,000 shares are issued and outstanding. Each share of the series A1 convertible preferred stock has a stated value of $100. Each holder of the series A1 convertible preferred stock has the right to one vote for each share of common stock into which the shares of series A1 convertible preferred stock owned by such holder could then be converted. Specified corporate actions can not be taken without the affirmative vote of at least 90% of the shares of series A1 convertible preferred stock outstanding.

         For liquidation purposes, the series A1 convertible preferred stock ranks senior to all classes of common stock and PARI PASSU with any other series of preferred stock or other of our securities that may be convertible into our common stock. Upon liquidation, a holder of the series A1 convertible preferred stock shall be entitled to receive, out of funds legally available therefor, and before any distribution is made on any junior security, an amount per share equal to the lesser of the stated value and the pro rated portion of our assets available for distribution.

         The holders of the series A1 convertible preferred stock are entitled to receive dividends, whether in cash, property or otherwise, other than dividends payable solely in shares of common stock, out of any assets legally available therefor, ratably with any declaration or payment of any dividend to




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any of our junior securities, when, as and if declared by our board of directors, in an amount per share equal to that which the holders would have been entitled had they converted their shares of the series A1 convertible preferred stock into common stock immediately prior to the payment of such dividends. No rights to any dividends shall otherwise accrue to the holders of the series A1 convertible preferred stock unless declared by our board of directors.

         The shares of series A1 convertible preferred stock are convertible, at the option of the holders, into shares of our common stock based upon an adjustable conversion formula. They are also automatically convertible into common stock upon the occurrence of events that are described in the certificate of designation, as amended. As of May 3, 2000, all 420,000 shares of series A1 convertible preferred stock would be convertible into approximately 3,230,769 shares of our common stock. The shares of series A1 convertible preferred stock are also redeemable by us, at the option of the holder, in some circumstances.

                                  LEGAL MATTERS

         The validity of the shares being offered by this prospectus will be passed upon for us by Greenberg Traurig, P.A., Miami, Florida.

                                     EXPERTS

         The financial statements incorporated by reference in this Registration Statement on Form S-3 for the year ended December 31, 1999, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in given said report. The financial statements incorporated in this Registration Statement on Form S-3 by reference to the Annual Report on Form 10-K for the years ended December 31, 1997 and 1998, have been so incorporated in reliance on the report of McClain & Company, L.C., independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC under File No. 000-25129. You may read and copy any document in our public files at the SEC's offices at:

         o  Judiciary Plaza
            450 Fifth Street, N.W.
            Room 1024
            Washington, D.C. 20549

         o  500 West Madison Street
            Suite 1400
            Chicago, Illinois 60606

         o  3475 Lenox Road, N.E.
            Suite 1000
            Atlanta, Georgia 30326

and

         o  7 World Trade Center
            Suite 1300
            New York, New York 10048.

         Please call the SEC at l-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov through the SEC's electronic data gathering analysis and retrieval system, EDGAR. Our common stock is traded on the OTC Bulletin Board under the symbol "MRXX." Information about us is also available from the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 by us:

         o Our Annual Report on Form l0-K, for the fiscal year ended December 31, 1999.

         o Our Definitive Proxy Statement under Section 14(A) of the Exchange Act filed on April 17, 2000.

         o Our Current Reports on Form 8-K filed on March 8, 2000 and April 27, 2000.

         We will provide to you, without charge, a copy of any and all of the documents or information referred to above that we have incorporated by reference in this prospectus, other than exhibits to the documents unless those exhibits are specifically incorporated by reference into this prospectus. Requests for copies should be directed to the following address:

                    Marex.com, Inc.
                    2701 South Bayshore Drive
                    5th Floor
                    Miami, Florida  33133
                    Telephone (305) 285-2003
                    Attn:    Chief Financial Officer

         This prospectus is part of a registration statement that we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of that document.



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                                3,230,762 SHARES

                                 MAREX.COM, INC.

                                  COMMON STOCK

                              --------------------

                                   PROSPECTUS

                              --------------------











                                  MAY 26, 2000

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